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                                                               Exhibit 99.13

                                                     December 19, 1995



Albert H. Elfner, III, President and
  Chief Executive Officer
Keystone Small Cap Stock Fund
200 Berkeley Street
Boston, Massachusetts  02116-5034

         RE:      Subscription for Shares

Dear Mr. Elfner:

         Keystone Investment Management Company, in consideration of the formation of Keystone Small Cap Stock Fund ("Fund") as a Massachusetts business trust, hereby subscribes to 10,000 Shares of beneficial interest without par value of the Fund ("Shares") and agrees to pay $100,000 for such shares ($10.00 each).

         This subscription shall be payable and the shares subscribed for in this letter shall be issued prior to the effective date of the registration of such shares under the Securities Act of 1933. The payment of this subscription shall be in cash.

         The purchase of shares pursuant to this subscription will be made for investment purposes and not with a view to the distribution of such shares.

         Please indicate your agreement and acceptance of this subscription by signing below.



                                     KEYSTONE INVESTMENT MANAGEMENT
                                     COMPANY

                                     By: /s/ Rosemary D. Van Antwerp
                                         --------------------------------
                                         Rosemary D. Van Antwerp
                                         Senior Vice President, Secretary
                                         and General Counsel

Accepted and Agreed to on
December 19, 1995

KEYSTONE SMALL CAP STOCK FUND

By /s/ Albert H. Elfner, III
   -------------------------
   Albert H. Elfner, III
   President